Exhibit 3.1

CERTIFICATE OF INCORPORATION

FIRST: The name of the corporation shall be: 4306, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 2771 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue is One-Hundred million (100,000,000) shares of Common Stock with par value of .001 per share and Ten million (10,000,000) shares of preferred stock with $.001 par value.

FIFTH: The name and address of the incorporator is as follows:

The Company Corporation
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 9th day of December 2005 A.D.

The Company Corporation, Incorporator

/s/ Keith R. Jones
Name: Keith R. Jones
Assistant Secretary

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "4306 INC.", CHANGING ITS NAME FROM "4306 INC." TO "VOICESERVE, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF FEBRUARY, A. D_ 2007, AT 2:48 O'CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4074112 8100
070208644 [SEAL]

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 5454957
DATE: 02-22-07

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
4306, INC.

Under Section 242 of the Delaware General Business Law

4306, Inc,, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify that:

1.    The name of the Corporation prior to the filing of this Certificate of Amendment is 4306, Inc,

2.    The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation to VoiceServe, Inc. by amending Article FIRST thereof to read as follows:

FIRST: The name of this Delaware corporation is: VoiceServe, Inc.

3.    This Certificate of Amendment and the amendments of the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President this 21st day of February, 2007.

4306, Inc.

By: /s/ Alexander Ellinson
Alexander Ellinson
President